Exhibit 10.6

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into this July 8, 2021, by and between Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Neville Crawley (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as President of the Company and the Executive desires to be so employed; and

WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of the Executive’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Employment Period. The Executive’s employment under this Agreement will commence not later than July 19, 2021, or such other date as the parties may agree (“Effective Date”), and will end upon a termination of the Executive’s employment in accordance with Section 7 below (“Employment Period”). The Executive shall be employed by the Company on an “at will” basis, meaning either the Company or the Executive may terminate the Executive’s employment at any time, with or without Cause (as defined herein) or advance notice. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive’s rights to any compensation following a termination shall be only as set forth in Section 7.

2.    Position. The Executive will be employed as President of the Company, reporting to the Chief Executive Officer of the Company. The Executive’s principal place of employment will be at his home but the Executive will be required to travel to the Company’s corporate offices, including the headquarter office currently located in Chicago, Illinois, from time to time as necessary or desirable for the performance of services. The Executive’s duties shall be as may be assigned by the Chief Executive Officer from time to time commensurate with the Executive’s position. During the Executive’s employment, the Executive shall owe an undivided duty of loyalty to the Company and agree to devote the Executive’s full business time and attention to the performance of the Executive’s duties and responsibilities. The Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the financial services industry from time to time (and any other business that the Company may hereafter commence). The Executive may serve on charitable boards or committees at the Executive’s discretion without consent of the Chief Executive Officer, so long as such activities do not interfere with performance of the Executive’s responsibilities to the Company. In addition, the Executive shall not engage in any activity that may, in the sole discretion of the Chief Executive Officer, be determined to be a conflict of interest with, or otherwise bring disrepute to, the Company. The Executive further agrees to serve without additional compensation as an officer and director of the Company’s subsidiaries and affiliates, if any, and agrees that any amounts received from any such entity may be offset against the amounts due hereunder.

3.    Base Salary. During the Employment Period, the Executive will be paid a base salary at an annual rate of $400,000 (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary will be reviewed from time to time, at least annually, for merit increases in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Managers of the Company, or, following the closing of the Business Combination (as defined below), of the Board of Directors of OppFi Inc., a Delaware corporation and parent company of the Company following the closing of the Business Combination (the “Parent”), and any such increased amount will be the Executive’s “Base Salary” for purposes of this Agreement thereafter. As used herein, the term “Board” shall mean the Board of Managers of the Company prior to the closing of the Business Combination and the Board of Directors of Parent following the closing of the Business Combination.

4.    Annual Incentive. During the Employment Period, the Executive will be eligible to earn an annual cash performance bonus (the “Bonus”) based on the attainment of performance objectives as determined by the Committee, which is expected to include the input of the Company’s Chief Executive Officer. The amount of the Executive’s Bonus payable for achievement of all performance objectives will be equal to 100% of the Executive’s Base Salary (“Target Bonus”). The actual amount of the Bonus (if any) that may be earned for any fiscal year shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Committee, and may be less than the Target Bonus (and may equal zero). In the event of any increase in the Executive’s Base Salary effective other than on the first day of the fiscal year, the Executive’s “Target Bonus” amount (and the actual Bonus earned relative thereto, if any) for such fiscal year will be based on the weighted average of Base Salary for the number of days for such fiscal year elapsed prior to such increase and the number of days for such fiscal year elapsed after such increase. The Executive’s Bonus for any fiscal year, to the extent earned, will be paid within 30 days after completion of the Company’s annual audit provided that the Executive is continuously employed through the date of such payment. For the 2021 fiscal year, the Executive’s Bonus, to the extent earned, will be prorated based on the number of days employed during the fiscal year.

5.    Equity Compensation. As soon as practicable after the closing of the transactions contemplated by that certain business combination agreement dated as of February 9, 2021, entered into by and between FG New America Acquisition Corp., the Company and certain other parties (the “Business Combination”), the adoption of the OppFi Inc. 2021 Equity Incentive Plan (the “Plan”) by the stockholders of Parent, the effective registration of Parent shares for offer under the Plan as required by law, and subject to approval from the Committee, the Company anticipates that the following equity grants (the “Initial Grants”) with respect to shares of

Class A common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) will be made to the Executive, subject to the terms of the Plan and applicable award agreements:

(a)    1.2 million nonqualified stock options to purchase Parent Common Stock, of which 600,000 options will have an exercise price equal to the market close stock price of Parent Common Stock on the date of grant, and 600,000 options will have an exercise price equal to the greater of (i) $20.00 and (ii) the market close stock price of Parent Common Stock on the date of grant. All options will expire on the earlier of ten years from the date of grant or the one-year anniversary of the Executive’s termination of service, other than in the event termination of Executive’s service for Cause, including breach of the Executive’s non-competition obligations, in which case the options shall immediately terminate for no consideration; and

(b)    Restricted stock or restricted stock units valued at $2,000,000 on the date of grant, where the number of shares or units granted would be determined by dividing such value by the historical 45-day Volume Weighted Average Price (VWAP) as of the grant date. The Executive acknowledges that the restricted stock or restricted stock units will not be granted prior to 60-days following the closing of the Business Combination.

The Initial Grants will vest over a four-year period, with 25% of each vesting on the first anniversary of the Effective Date, and the remaining vesting in equal quarterly installments over the next 36 months subject to the Executive’s continuous service through each vesting date. Notwithstanding anything herein to the contrary, if the Executive’s service is terminated by the Company for Cause, all unvested awards will immediately terminate for no consideration, to the extent allowed by applicable law.

If a Change in Control (as defined in the Plan) occurs during the Executive’s continuous service, then 50% of the unvested portion of the Initial Grants will become vested immediately before and contingent upon the Change in Control, and if the Initial Grants are assumed and continued by the acquirer in the Change in Control, and the Executive’s service is terminated by the Company or acquirer without Cause, or by the Executive for Good Reason (as defined herein) during the period three months immediately prior to or 18 months after a Change in Control, then the remining unvested Initial Grants will become vested upon such termination. To the extent there is a Change in Control and the Initial Grants are not assumed and continued by the acquirer in the Change in Control then 100% of the unvested portion of the Initial Grants will become vested immediately before and contingent upon the Change in Control. Whether the Initial Grants are or may be assumed and continued in a Change in Control shall be determined by the Committee. The foregoing vesting in connection with a Change in Control will apply to all other time-vested equity incentive grants granted to the Executive after the Initial Grants. The treatment of any performance-vested grants upon a Change in Control shall be determined by the Committee.

The Initial Grants and other equity grants to the Executive will be subject to adjustment due to capitalization changes and other corporate events and shall also be subject to dilution for all subsequent equity issuances by Parent.

6.     Employee Benefits; Vacation; Expenses.

(a)    The Executive will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b)    The Executive will be entitled to paid vacation in accordance with the Company’s policy applicable to its employees, which shall be prorated for any partial fiscal year of employment.

(c)    Upon presentation of appropriate documentation, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

(d)    Upon presentation of appropriate documentation following the commencement of the Employment Period, the Company will reimburse the Executive up to $15,000 in attorney’s fees in 2021 incurred in connection with the review and negotiation of this

Agreement.

7.    Termination of Employment. The Executive’s employment may be terminated by the Company or the Executive for any reason at any time pursuant to notice by one such party to the other party, and will terminate automatically upon the Executive’s death; provided, the Executive shall give the Company not less than 30 days’ prior written notice of any termination by the Executive. Any payments made and benefits provided to the Executive under this Agreement shall be in lieu of any termination or severance payments or benefits for which the Executive otherwise may be eligible under any of the plans, practices, policies or programs of the Company.

(a)    Death; Disability. In the event that the Executive’s employment terminates due to his death or Disability (defined below), the Executive will be entitled to: (i) any unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(c); and (iii) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plans and programs in which the Executive participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”). “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4). The Executive’s Disability shall be determined by a physician selected by the Company (at the Company’s expense).

(b)    Termination Without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Company will pay or provide to the Executive the Accrued Amounts and the following benefits: (i) cash severance of 12 months of continued Base Salary (the “Severance Payment”) payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 12 months from the Executive’s date of termination, and (ii) reimbursement for up to 12 months of the portion of COBRA premiums that exceed the then-applicable Company-subsidized portion for Executive and his eligible dependents so long as the

Executive timely elects COBRA coverage and remains eligible (with such reimbursement ending earlier upon the Executive’s eligibility for other group health coverage). “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) the Company’s material breach of any material provision of this Agreement; (ii) a requirement that the Executive report to any person other than the Chief Executive Officer of the Company or the Board, or (iii) a material reduction in Executive’s Base Salary or Target Bonus opportunity (other than a reduction that applies on the same or lower percentage basis to other similarly situated Executives); provided, however, that none of the above shall constitute Good Reason unless the Executive has provided the Company with written notice of the Company’s alleged actions constituting Good Reason within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason within sixty (60) days of the Company’s receipt of such written notice; provided further, that a termination by the Executive for Good Reason shall not be deemed to have occurred unless the termination occurs within thirty (30) days following the expiration of such cure period.

(c)    Termination For Cause or by the Executive Not for Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason except for Good Reason, the Executive will be entitled to only the Accrued Amounts. “Cause” shall mean (i) a violation of a federal or state law, regulation or rule of a self-regulatory body by Executive that causes harm, or is likely to cause harm, to the Company; (ii) a violation by the Executive of provisions a, b, c, d, or g of Section 8 that is not cured within 10 days of written notice from the Company to the Executive; (iii) a conviction, or plea of guilty or nolo contendere, for any felony; (iv) any act of fraud, dishonesty, misappropriation, embezzlement or material misconduct with respect to the Company, Parent, or any affiliate (together, or individually, the “Company Group”); (v) any material breach of any material written policy or code of conduct of the Company Group that is not cured within 10 days of written notice from the Company to the Executive; or (vi) any material breach of this Agreement or any other written agreement with the Company Group that is not cured within 10 days of written notice from the Company to the Executive.

(d)    Conditions. The Severance Payment that may become payable hereunder is subject to the Executive’s (i) compliance with Section 8 of this Agreement; (ii) delivery to the Company of an executed general release of claims in the form attached hereto as Exhibit A (“Release”) so that it becomes irrevocable within 30 days after presentation thereof by the Company to the Executive (or the Executive’s estate in the event of the Executive’s death); and (iii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company Group and employee benefit plans. Anything in this Section 7(d) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which the Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second calendar year after the Release becomes effective.

(e)    No Mitigation. The Executive will not be obligated to mitigate amounts payable or arrangements made under the provisions of this Agreement and the obtaining of other employment shall in no event effect any reduction of the Company’s obligations under this Agreement.

8.    Restrictive Covenants.

(a)    Confidential Information. During the Employment Period, the Company (which, for this Section 8 shall mean and include the “Company Group”) may furnish to the Executive certain information that is non-public, confidential or proprietary in nature. The Company may also impart to the Executive from time to time additional non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates including, without limitation, one or more business plans and other procedures, concepts, methods, trade secrets, product plans, the identity of past, current or prospective strategic partners and/or vendors, documentation, diagrams, manuals, handbooks, training or processing materials, marketing techniques or development plans, financial and pricing information, and the like, whether oral or written. All such material heretofore or hereafter furnished to the Executive, together with any analysis, compilations, studies, summaries, or documents prepared for review by the Executive, the Company, its affiliates, agents or employees (as well as any information related to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby or the business of the Company), is hereinafter referred to as the “Confidential Information”. Confidential Information also includes any information described above which the Company obtains from third parties and which the Company treats as confidential or proprietary, regardless of whether such information is owned or developed by the Company. Confidential Information shall not include information that: (i) is in or comes into the public domain without any breach of any obligation of confidentiality owed to the Company; (ii) was in the possession of the Executive prior to its disclosure without the breach or existence of any obligation of confidentiality to the Company; or (iii) is independently developed by or comes into the possession of the Executive any time hereafter without reference to any information from the Company and without any breach of any obligation of confidentiality owed to the Company. In the event Confidential Information is required to be disclosed by the Executive under or by applicable law, regulation or lawful court order, then prior to such disclosure, the Executive shall notify the Company in order to allow the Company the opportunity to obtain relief from such disclosure obligation. During the Employment Period and at all times thereafter, the Executive shall maintain the Confidential Information in secrecy and confidence and shall not, directly or indirectly, without the prior written consent of the Company, disclose or cause to be disclosed, use or make known, or suffer or permit the disclosure of any of the Confidential Information, except in connection with the conduct of the Company’s and its subsidiaries’ business. Nothing in this Agreement shall prohibit, prevent, or otherwise restrict the Executive from reporting any good faith allegation of unlawful conduct or unlawful employment practices to any appropriate federal, state, or local government agency; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.

(b)    Non-Competition. During the Executive’s employment and for a period of 12 months following a termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services in a Competitive

Business. “Competitive Business” shall mean a business whose current or anticipated primary business lends, facilitates lending, or offers checking or savings accounts to consumers with less than 680 FICO or Vantage scores. During the Restricted Period, without the Company’s prior written consent, the Executive shall not, directly or indirectly, alone or as a partner, member, manager, owner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, solicit engagements with any business entity that is a licensee under CILA or an affiliate of such entity; provided, that this covenant shall not prohibit the mere ownership by the Executive of less than 2% of the outstanding stock of any publicly traded corporation as long as the Executive is not otherwise in violation of this Agreement.

(c)    Non-Solicitation of Customers. During the Executive’s employment and for a period of 12 months following a termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, induce or solicit or attempt to induce or solicit by mail, by phone, by personal meeting or by any other means any Customer serviced by the Company or whose name became known to the Executive during the Employment Period. “To solicit” means the Executive’s, direct or indirect, contact or communication of any kind whatsoever for the purpose of inviting, encouraging or requesting any Customer to: (i) transfer their business from the Company to any other person, or (ii) purchase any products or services from a company that is competitive with the Company, or (iii) otherwise discontinue its patronage and business relationship with the Company. “Customer” means any person that has been in contact with the Company regarding utilizing the Company’s products or services during the 24-month period immediately preceding the date of the Executive’s termination of employment.

(d)    Non-Solicitation and Hiring of Employees; Non-Interference with Consultants, Vendors and Suppliers. During the Executive’s employment and for a period of 12 months following a termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, (i) solicit, induce, recruit or encourage any employee of the Company or any consultant, supplier or vendor of the Company to terminate such employee’s employment or to reduce or discontinue such consultant’s, vendor’s or supplier’s business with the Company, or (ii) hire any employee of the Company. For such purposes, an “employee of the Company” means any person employed by the Company on the date of the Executive’s termination of employment or who was employed by the Company at any time during the 12-month period immediately preceding the date of the Executive’s termination of employment.

(e)    Non-Disparagement. During the Employment Period and at all times thereafter, the Executive shall not make any oral or written statement to any third party that disparages, defames or reflects adversely upon the Company, the Board, or its officers, employees, agents or services providers; provided, that nothing in this Section 8(e) shall preclude the Executive from making any statement in a filing, or pursuant to a subpoena, in a court of law or other regulatory forum.

(f)    Records and Other Materials. Upon a termination of the Executive’s employment for any reason, or at any earlier time requested by the Board, the Executive shall immediately return to the Company or, at the Company’s request, destroy, all records, materials, property, documents and data relating to the Company’s business in the possession of the

Executive, including that containing or based on Confidential Information or proprietary information, whether existing on paper, stored electronically or existing in any other medium, and whether originals or copies.

(g)    Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (collectively, “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of the Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company and shall be “works made for hire”. Any such Inventions disclosed to anyone by the Executive within one year after the termination of employment for any cause whatsoever (unless developed wholly on the Executive’s private time, the Executive’s personal resources and off Company premises) shall be deemed to have been made or conceived by the Executive during the Employment Period. As to all such Inventions, the Executive will, upon Company request and at Company expense, execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)    Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with his other full-time business endeavors or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for his reasonable expenses incurred in such cooperation and assistance.

(i)    Reasonableness of Restrictions; Remedies.

(i)    The Executive understands how important the relationships the Company has with Company Customers and with the Company employees, consultants, vendors and suppliers, and with regard to the Company’s Confidential Information, are to the business and success of the Company, and acknowledges the steps the Company has taken, is taking and will continue to take to develop, preserve and protect these relationships. Accordingly, the Executive agrees that the scope and duration of the restrictions and limitations described in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, and acknowledges that all restrictions and limitations under this Section 8 shall apply regardless of the reason that the Executive’s employment terminates.

(ii)    The Executive agrees that any violation of this Section 8 would be highly injurious and cause irreparable harm to the Company. Therefore, the Executive consents and agrees that if the Executive violates the terms of such provisions, the Company shall be entitled, in addition to any other rights and remedies that it may have (including monetary damages), to apply to any court of competent jurisdiction for specific performance or injunctive or other equitable relief in order to enforce, or prevent any continuing or threatened violation of, the provisions of such provision by the Executive. If the Executive violates the provisions of Section 8(b), Section 8(c) or Section 8(d), the restricted period referred to therein shall be tolled during the period of such violation. If the Company shall institute any action or proceeding to enforce the provisions of this Section 8, the Executive hereby irrevocably waives any claim or defense that the Executive may have that an adequate remedy at law is available, and hereby agrees not to interpose in any such action or proceeding any claim or defense that a remedy exists at law.

(j)    Defend Trade Secrets Act of 2016. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that the Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(k)    Survival. The provisions of this Section 8 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

9.    Arbitration. To the fullest extent permitted by law, all claims that the Executive may have against the Company Group (or any other released party under the Release), or which the Company Group may have against the Executive, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a court situated in Cook County, Illinois (and the Company may bring an action in any court of competent jurisdiction) to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, except as set forth in Section 8, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement, seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

10.    Indemnification; Liability Insurance. The Company and the Executive shall enter into a customary indemnification agreement entered into by members of the Board and Company officers, and the Executive shall be covered as an insured under the contract of directors and officers liability insurance that insures other Company executives.

11.    Executive Representations. The Executive represents and warrants that the Executive’s entering into this Agreement and the Executive’s employment with the Company will not be in breach of any agreement with any current or former employer and that the Executive is not subject to any other restrictions on solicitation of clients or customers or competing against another entity. The Executive understands that the Company has relied on this representation in entering into this Agreement.

12.    Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.    Code Section 409A. This Section 13 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if the Executive is a “specified employee,” as such term is defined in Section 409A at the time of the Executive’s separation from service, then, the timing of the Severance Payment will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after the Executive’s separation from service, and (b) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to the Executive a lump sum amount equal to the sum of the Severance Payment that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to the foregoing, and (ii) commence paying the balance of the Severance Payment in accordance with the applicable payment schedule set forth in Section 7. No interest shall be due on any amounts deferred pursuant to the foregoing.

14.    Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required under this Section, including whether any payments or benefits are Parachute Payments, shall be made by the Committee in its sole discretion.

15.    Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Illinois, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved, whether in arbitration or in connection with an injunction, will be Chicago, Illinois. The Executive represents and warrants that the Executive had actual advice of counsel with respect to the choice of law provision and understands the impact of the choice of law with respect this Agreement, and specifically the restrictive covenants contained herein.

16.    Entire Agreement; Amendments; No Waiver. This Agreement, Plan (and applicable award agreements thereunder) constitute the entire agreement and understanding between the Company and the Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by the Executive and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

17.    Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 17 below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any affiliate or successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

18.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by electronic mail confirmed via non-automatic transmission, or (c) on the date of delivery or refusal of delivery via a national overnight delivery service or United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Opportunity Financial, LLC

130 East Randolph Street

Suite 3300

Chicago, Illinois 60601

Attention: Chief Executive Officer

If to the Executive:

At the address (or to the facsimile number) shown on the payroll records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.    Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other plan, program, policy or agreement in which the Executive is a participant or a party, the terms of this Agreement shall control unless such other plan, program, policy or agreement specifically refers to this Agreement as not so controlling.

20.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, or by electronic transmission including DocuSign or .pdf format, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Opportunity Financial, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Its:	CEO

EXECUTIVE:

/s/ Neville Crawley
Neville Crawley

[Signature Page to Executive Employment Agreement]

Exhibit A

GENERAL RELEASE1

This General Release (this “Release”) is hereby made and entered into between Opportunity Financial, LLC (the “Company”) and Neville Crawley (“Executive”). The Company and Executive may be referred to herein as a “Party” and, together, the “Parties.” Any defined terms used but not defined herein shall have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, Executive was employed by the Company as its President pursuant to the Executive Employment Agreement between the Parties dated [●], 2021 (the “Employment Agreement”); and

WHEREAS, Executive’s execution and non-revocation of this Release is a condition to receipt of certain severance payments and benefits under Section 7 of the Employment Agreement (the “Severance Benefits”).

NOW THEREFORE, in consideration of the Severance Benefits, Executive agrees as follows:

1.    Separation Date. Executive’s last day of employment with the Company was [                    ] (the “Separation Date”). Executive will be paid the Accrued Amounts (as defined in the Employment Agreement) regardless of whether or not Executive signs this Release. As of the Separation Date, Executive is not to hold Executive out as an officer, employee, agent, director, or authorized representative, or negotiate or enter into any agreements on behalf of, the Company or any of its Affiliates (as defined below), or otherwise attempt to bind the Company or any of its Affiliates, unless instructed in writing to do so by the Chief Executive Officer of the Company. By Executive’s signature below, Executive agrees that, effective as of the Separation Date and without any further action or notice on Executive’s part, Executive will be considered to have resigned from any and all positions as an officer, director, or similar position with the Company and any of its subsidiaries or Affiliates. For purposes hereof, the term “Affiliate” shall mean any corporation, association, partnership, limited liability company, or other legal entity or organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, and shall include, without limitation, OppFi Inc. and Schwartz Capital Group and their respective affiliates. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such legal entity, whether through ownership of voting securities, by contract or otherwise. [Notwithstanding the foregoing resignation, Executive is not resigning as an officer or director of any Affiliates of the Company that are required by regulation to provide notice or obtain approval prior to any director and/or officer resignation, or that have other legal requirements with respect to resignation and replacement of officers and/or directors, and Executive agrees to execute such other documents to effectuate resignations from any such officer and/or director position with such an Affiliate as the Company may request; provided,

[1]

Note to Draft: This is a form of General Release attached to the Executive Employment Agreement and is subject to revision based on the circumstances and changes to applicable laws as of the separation date.

however, that (i) the Company and its Affiliates shall continue to indemnify Executive and provide directors’ and officers’ liability insurance to Executive with respect thereto pursuant to the terms of the indemnification agreement between the Parties and the Company’s director and officer insurance policies, (ii) Executive shall not be required to perform any services with respect thereto, and (iii) the Company and its Affiliates shall use commercially reasonable efforts to effect such resignations as soon as reasonably practicable.]

2.    Severance Benefits. Conditioned upon Executive’s signing and not revoking this Release, Executive will be provided with the severance payments and benefits due to Executive pursuant to Section 7 of the Employment Agreement. The severance payments and benefits due to Executive under Section 7 of the Employment Agreement are referred to herein as the “Severance Benefits.” Executive acknowledges and agrees that the Severance Benefits are of significant value and in addition to any other compensation to which Executive would be entitled absent his execution of this Release and that absent signing and not revoking this Release, Executive will not be eligible for, nor shall Executive have a right to receive, any payments from the Company or its Affiliates following the Separation Date other than the Accrued Amounts and employee benefits as of the end of the Employment Period (as defined in the Employment Agreement). Executive acknowledges and agrees that the Severance Benefits remain subject to the conditions set forth in Section 7(d) of the Employment Agreement.

3.    Post-Separation Obligations.

(a)    Executive reaffirms and agrees to comply with any and all covenants and agreements regarding non-competition, non-solicitation, confidential information, intellectual property and assignment of inventions, return of company property, and non-disparagement to which Executive’s employment was subject, including without limitation the provisions in Section 8 (Restrictive Covenants) of the Employment Agreement, including all subsections thereof. For purposes of clarity, nothing in this Release shall prohibit, prevent, or otherwise restrict Executive from reporting any good faith allegation of unlawful conduct or unlawful employment practices to any appropriate federal, state, or local government agency; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.

(b)    Executive agrees to cooperate with and provide reasonable assistance, at mutually convenient times and locations, to the Company in transitioning Executive’s responsibilities following the Separation Date, without any additional compensation (other than reimbursement of reasonable out of pocket costs incurred in providing such assistance). It is understood this obligation may consist of occasional and brief meetings, telephone calls, or e-mails. Executive agrees the Severance Benefits provided in this Release will be the only payments Executive will receive from the Company or its Affiliates, and Executive agrees that Executive is not entitled to, and will not seek, any further or additional payments, remuneration, or compensation of any kind from the Company or its Affiliates.

(c)    Following the Separation Date, Executive further agrees to make Executive reasonably available to and cooperate with the Company and its Affiliates and their respective attorneys with respect to any business issues or legal proceedings that the Company or such Affiliate believes may be in any way related to Executive’s employment with the Company or such Affiliate or to matters in which Executive was involved or has knowledge (including without limitation the active litigation matters brought by, on behalf of, or against, or otherwise involving, the Company and/or its Affiliates in which Executive is involved or has provided assistance during Executive’s employment prior to the Separation Date). Such cooperation encompasses Executive’s assistance with matters preliminary to the initiation of any legal proceedings and assistance during and throughout any litigation, administrative, or legal proceeding, including, but not limited to, participating in any fact-finding efforts or investigation, speaking with the Company’s and/or any of its Affiliates’ attorneys, testifying in depositions, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. The Company and its Affiliates shall make reasonable efforts to minimize disruption of Executive’s other business activities when requesting cooperation under this paragraph. Additionally, the Company and/or such Affiliate requesting Executive’s cooperation shall reimburse Executive for the reasonable expenses, if any, for travel or lodging incurred by Executive associated with that cooperation.

4.    Release.

(a)    Executive, for Executive and Executive’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, in exchange for the Severance Benefits to be provided pursuant to Section 7 of the Employment Agreement, does hereby release and forever discharge the Company, its Affiliates and each of its their parent companies, subsidiaries, affiliated companies, successors, and assigns, and their current and former directors, officers, employees, members, shareholders and agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for discrimination, harassment, retaliation, tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. THIS IS A GENERAL RELEASE OF ANY AND ALL CLAIMS. This release is intended to have the broadest possible application and includes, but is not limited to (and in each case to the maximum extent permitted by applicable law): any alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002; any alleged violation of the Illinois Human Rights Act, the Illinois Equal Pay Act of 2003, the Illinois Equal Wage Act, the Illinois Wages for Women and Minors Act, the Illinois Whistleblower Act, the Illinois Personnel Record Review Act, the Illinois Victims’ Economic Security and Safety Act, the Cook County Human Rights Ordinance, and the Chicago Human Rights Ordinance, the California Fair Employment and Housing Act, the California Unruh Act, the California Constitution, the California Business & Professions Code, the California Government Code, the California Civil Code, the applicable California Wage Order, the California Labor Code (including sections 201, 202, 203, 212, 226,

226.3, 226.7, 510, 512, 515, 558, 1194, and 1198 thereof), as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions, and any amendments to those laws; any alleged violation of any other federal, state, or local law, rule, regulation, or ordinance that can be waived under applicable law; any public policy, contract, tort, or common law; any policies, practices or procedures of Company; any claim for wrongful discharge, breach of contract, infliction of emotional distress, promissory estoppel, or defamation; any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters; and any claim to equity ownership in any of the Released Parties (other than vested ownership in OppFi Inc. pursuant to the OppFi Inc. 2021 Equity Incentive Plan and any successor thereto).

(b)    Notwithstanding anything in Section 4(a) above to the contrary, this general release of claims shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due to Executive pursuant to Section 7 of the Employment Agreement, or under any of the Company’s employee benefit plans; (ii) any rights or claims that may arise as a result of events occurring after the date this Release is executed; (iii) any indemnification rights Executive may have as an officer or director of the Company or its Affiliates; (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated entities in accordance with the terms of such policy; (v) any rights as a holder of equity securities of OppFi Inc.; (vi) any claims that cannot be waived as a matter of law; (vii) any claims Executive may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits; and (viii) any benefits that vested on or prior to the Separation Date pursuant to a written benefit plan sponsored by the Company and governed by the federal law known as “ERISA.” For purposes of clarity, this Release does not bar Executive from pursuing any claims that may not be waived as matter of law, such as claims for workers’ compensation or unemployment benefits, or claims under the Illinois Workers’ Occupational Disease Act, the Illinois Employee Credit Privacy Act, or the Illinois Wage Payment and Collection Act, or any rights protected by California Labor Code §§ 206.5, 227.3, and 2804.

(c)    For the purpose of implementing a full and complete release, Executive expressly acknowledges that the releases given in this Release are intended to include, without limitation, claims that Executive did not know or suspect to exist in Executive’s favor at the time of the date of Executive’s execution of this Release, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Severance Benefits were also for the release of those claims and contemplate the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive expressly waives any right or benefit available to Executive in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)    Notwithstanding anything in this Release to the contrary, nothing in this Release or any other agreement between the Company and Executive prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws (except that, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies). In addition, nothing in this Release, including but not limited to the release of claims in Section 4(a) above nor the confidentiality clauses herein, prohibits Executive from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

5.    Executive Representations and Covenant Not to Sue. Executive represents that Executive has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Executive’s employment, termination of employment, or any other matter arising on or prior to the date Executive signed this Release, and covenants and agrees that Executive will never individually or with any person or entity file, or commence the filing of, any charges, lawsuits, complaints, or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to Section 4 hereof (a “Proceeding”); provided, however, Executive retains the right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived Executive’s rights under ADEA. If Executive does pursue a legal claim or files an administrative charge that may not be released as a matter of law, or if such a claim or charge is brought on Executive’s behalf, Executive waives any right to recover any monetary payments or other individual benefits in any such proceeding (except that, for purposes of clarity, this limitation on monetary recovery shall not apply to proceedings before the Securities and Exchange Commission or pursuant to other federal whistleblower claims).

6.    Reimbursements; Executive Acknowledgements. Executive acknowledges that Executive has been or will be reimbursed by the Company for all business expenses in accordance with Section 6(c) of the Employment Agreement. Any requests for reimbursement of expenses must be submitted with supporting documentation pursuant to the Company’s standard policies. Executive further acknowledges that Executive (a) has received payment in full for all services rendered in conjunction with Executive’s employment by the Company and that no other compensation is owed to Executive except as provided in this Release and Section 7 of the Employment Agreement; (b) Executive has not been denied any request for leave to which

Executive believes Executive was legally entitled, and Executive was not otherwise deprived of any of Executive’s rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Executive has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

7.    Return of Company Property. Executive agrees that Executive has returned or will promptly return all Company property in accordance with Section 8(f) of the Employment Agreement as soon as reasonably practicable.

8.    Taxes. The payments and provision of benefits referenced in this Release (including the Severance Benefits) shall be subject to withholding for all applicable withholding taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

9.    ADEA/OWBPA. This Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).

(a)    By entering into this Release, Executive is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967 (“ADEA”).

(b)    Executive is advised in writing (by this Release) to consult with an attorney before executing this Release.

(c)    The above release does not waive or release any rights or claims that Executive may have under the ADEA that arise after Executive’s execution of this Release. In addition, this Release does not prohibit Executive from challenging the validity of this Release’s waiver and release of claims under the ADEA.

(d)    Executive acknowledges and agrees that (i) Executive has read and understands the terms of this Release; (ii) Executive has been advised in writing to consult with an attorney before executing this Release; (iii) Executive has obtained and considered such legal counsel as Executive deems necessary; and (iv) the Severance Benefits that are being provided to Executive are of significant value and in addition to what Executive otherwise would be entitled.

(e)    Executive has been given twenty-one (21) days from the date on which this Release was first provided to Executive to consider whether or not to enter into this Release, although Executive may elect to sign earlier, and the Company’s offer will expire at the end of that consideration period; any change(s) made to this Release by the parties during that time will not restart the running of the 21-day consideration period.

(f)    Executive may revoke Executive’s acceptance of this Release within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by the undersigned representative of the Company before 5:00 PM ET on the seventh (7th) day after signing in order to be effective.

(g)    If Executive does not revoke Executive’s acceptance of this Release within the 7-day revocation period, this Release and the general release contained herein shall become effective, binding, and enforceable on the eighth (8th) day after the Executive signs it (the

“Effective Date”).

(h)    Governing Law; Dispute Resolution. This Release will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Any dispute between the Parties related to this Release shall be determined according to the arbitration and dispute resolution provisions set forth in Section 9 of the Employment Agreement. Executive represents and warrants that Executive had actual advice of counsel with respect to the choice of law provision and understands the impact of the choice of law with respect this Release, and specifically the releases contained herein and the restrictive covenants in Section 8 of the Employment Agreement that survive the termination of Executive’s employment with the Company.

(i)    Additional Acknowledgement. Executive acknowledges that Executive has read this Release, that Executive has been advised (by this Release) that Executive should consult with an attorney before he executes this Release, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

(j)    Severability. If any provision of this Release, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this Release shall remain fully enforceable; except that, if the provisions in Section 4 concerning releases are held to be invalid, illegal, or unenforceable, then Executive will be required to enter into a new Release with an enforceable release, unless otherwise agreed to in writing by all parties.

(k)    Entire Agreement. As of the Separation Date, this Release and the surviving provisions of the Employment Agreement shall constitute the entire agreement between the Parties with respect to Executive’s former employment with the Company and the Parties’ relationship and obligations to each other; provided that any equity awards held by Executive shall be governed by the applicable equity plan and grant documents.

[Signatures on following page]

COMPANY:		EXECUTIVE:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan	/s/ NEVILLE CRAWLEY
Name:	Jared Kaplan	NEVILLE CRAWLEY
Title:	CEO
Date:	7/8/2021	Date:	7/8/2021

[Signature Page to General Release of Claims]